Exhibit 99.1

Press Release


December 4, 2002

For Immediate Release

For Information Contact:
R. Ray Pate, Jr., President and CEO - 202.969.1866


NCRIC Group, Inc. Announces increase in capital Through the issuance of trust preferred securities

Washington, D.C. -- NCRIC Group, Inc. (Nasdaq: NCRI), a leading provider of medical professional liability insurance and physician practice management services in the Mid-Atlantic region, today announced that it completed the private placement sale of $15 million of thirty-year floating rate trust preferred securities. The placement agents on the pooled trust preferred issuance were Keefe, Bruyette & Woods, Inc. and FTN Financial Capital Markets. NCRIC Group will have the right to call the trust preferred securities at par after five years from the date of issuance. The interest rate on the securities is floating at three-month LIBOR plus 400 basis points. The initial rate was set at 5.42%.

NCRIC Group will contribute $13.5 million of the funds raised to the statutory surplus of its insurance subsidiaries and the funds will be managed under existing portfolio guidelines. The additional capital will allow NCRIC Group's insurance segment to expand its market share at what are believed to be increasingly profitable insurance premium rates and it will enable NCRIC Group to reduce its reliance on reinsurance. The remaining funds from the offering will be retained by NCRIC Group to be available to meet future debt service requirements.

"Current market conditions indicate a further contraction of professional liability writers and continued upward pressure on prices," said R. Ray Pate, Jr., President and Chief Executive Officer, NCRIC Group, Inc. "The additional capital will provide the flexibility to respond to growth opportunities available in our core market territories."

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"This capital will also allow us to reorganize  our  reinsurance  program," Pate said. "Prices in the reinsurance market have risen dramatically over the last two years. As a result of this environment, we conducted an analysis of our reinsurance program and concluded that it would be prudent to increase our level of retention for each loss. 2003 renewal premium rates increased in all jurisdictions to account for the rising cost of claims and legal fees to defend claims. Because the cost to acquire reinsurance coverage is higher than the net cost of this new capital, the renewal rates would have been significantly higher had we not executed this offering."

"Historically, the layer of risk covering losses in excess of $500,000 to $1 million has been covered under our primary reinsurance treaty which is placed with non-affiliated reinsurers," Pate continued. "Over the last ten years, on a cumulative basis, our primary reinsurance treaty program has produced significant profits for the reinsurers."

"The expansion of our capital base will enable the implementation of our market growth strategy and the reorganization of our reinsurance program. We believe that these factors will combine to generate an increase in shareholder value," stated Pate.

2003 Earnings Estimates
After a final decision is made on the 2003 reinsurance structure and all regulatory approvals have been received on 2003 insurance premium rate increases, NCRIC Group will release guidance on earnings estimates for 2003 prior to the end of this year.

Second-Step Conversion
In addition to the issuance of the trust preferred securities, NCRIC Group continues to evaluate the timing of a second-step conversion to raise additional capital. The added capital would allow NCRIC Group to continue the implementation of its business plan, including changes to the reinsurance program and further new business expansion in the insurance segment.

Safe Harbor Information
This news release contains historical information, as well as forward-looking statements, that are based on NCRIC Group's estimates and expectations of future events. Associated with this are certain risks and uncertainties that could cause actual results to materially differ from those reflected in the forward-looking statements. NCRIC Group's financial position and results of operations are subject to fluctuations due to a variety of factors. These risks and uncertainties include:

   o general economic conditions including changes in interest rates and the performance of financial markets and their related impact on the value of securities;
   o  the impact of interest rate changes on floating rate securities;
   o uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;
   o the reduction of reinsurance and increased level of risk retention for losses;
   o  uncertainties associated with expanding business; and
   o  ratings assigned by A.M. Best Company.

Other factors not currently anticipated by management may also materially and adversely affect NCRIC Group's results of operations.

About NCRIC Group, Inc.
NCRIC Group, Inc. is a healthcare financial services organization that assists individual physicians and groups of physicians in managing their practices by providing medical professional liability insurance, practice management and financial services and employee benefit plan design and pension administration. In addition to its headquarters in Washington, D.C., NCRIC Group, Inc. has offices in Richmond, Fredericksburg and Lynchburg, Virginia as well as Greensboro, North Carolina and provides services to more than 4,500 physician clients. Its primary insurance subsidiary, NCRIC, Inc., is rated A- (Excellent) by A.M. Best Company.

For further information, contact R. Ray Pate, Jr., President and CEO, 1115 30th Street, NW, Washington, D.C. 20007, or consult NCRIC Group's Web site, www.ncric.com.

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December 4, 2002